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EXHIBIT 99.2
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AUBURN NATIONAL BANCORPORATION, INC.
ANNOUNCES SECOND QUARTER EARNINGS

AUBURN, Alabama, July 14, 1998 -- Auburn National Bancorporation, Inc. reported unaudited year-to-date net income of $1,506,825, or $.38 per share. This represents a 3.55% increase over same period last year net income of $1,455,213, or $.37 per share. Average shares outstanding are 3,924,573 for 1998 and 3,911,985 for same period last year, restated to reflect the effect of the 200% stock dividend paid on June 25, 1998. Provision for possible loan losses is reported at $2,580,777, or 1.27% of total loans outstanding less unearned income.

Return on average assets for the six months ended June 30, 1998 is 1.11% and return on average equity is 10.83% on an annualized basis.

These results reflect an additional provision for possible loan losses of $300,000 in June to reflect significant growth in the loan portfolio and the recent identification of potential problem loans to a commercial customer. E.L. Spencer, Jr., Chairman, stated, "We have recognized these potential problem loans and feel that such a provision is prudent at this time although additional provisions may be required in the future."

Also, in connection with its continuing efforts to identify and resolve potential year 2000 technological problems, the Company recently has identified potential expenditures of approximately $200,000 in preparation for the year 2000, and is continuing to evaluate, test and correct as identified, potential year 2000 problems. Except where appropriately capitalized, the costs of such efforts, not all of which may have been identified at this time, will be recognized as incurred during 1998 and 1999.

For the second quarter, unaudited net income totaled $653,282, or $.17 per share, as compared to $812,196, or $.21 per share for the same period last year.

Auburn National Bancorporation, Inc. is the parent company of AuburnBank with total assets of $292,996,831. The common stock of the company trades on the Nasdaq SmallCap market under the symbol AUBN.